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                                                                    Exhibit 23.2


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 9, 2000 accompanying the consolidated financial statements of Medis Technologies Ltd. and Subsidiaries ("the
Company") as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP


GRANT THORNTON LLP

New York, New York
November 13, 2001